CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1/A (Amendment No. 3) (No. 333-149254) dated June 9, 2008 of Fuda Faucet Works, Inc. of our report dated February 27, 2008 except for the restatements to reflect a correction to the par value of both common and preferred stock, a correction to the number of shares outstanding as of January 1, 2006, a revision to the accounting for the capitalization of a subsidiary, and a correction to the accounting for the recapitalization in December 2007 as to which the date is May 22, 2008, relating to the consolidated balance sheets as of December 31, 2007 and 2006 and the related consolidated statements of operations and comprehensive income, changes in stockholder’s equity, and cash flows for each of the years ended December 31, 2007 and 2006 and to reference to our firm under the heading “Experts” in the prospectus.

/s/ Bernstein & Pinchuk LLP

New York, New York
June 9, 2008